EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Stoney M.“Mit” Stubbs, Jr., Chairman and CEO
Ronald Knutson, SVP and CFO
Email: ir@ffex.net
(214) 630-8090

Frozen Food Express Industries, Inc.
Announces Fourth Quarter And Year End Results;
Pre-Tax Earnings Improve $13.2 Million Over 2007

•	Full Year 2008 Pre-tax income of $3.2 million fueled by an 8.5% revenue increase
•	Operating Ratio Improves 270 basis points
•	Full Year 2008 EPS of $.04 representing a $.49 turnaround from 2007
•	Company is debt-free with $106.5 million of equity

Dallas, Texas – March 4, 2009 – Frozen Food Express Industries, Inc. (Nasdaq/GSM: FFEX) today announced its financial and operating results for the quarter and year ended December 31, 2008.

For 2008, revenue increased by 8.5% to $490.5 million from $452.2 million in 2007.  Net of fuel surcharges, revenue was $381.4 million for 2008 compared to $378.8 million during 2007.  Net income for the year was $605,000, or $.04 per diluted share, compared to a net loss of $7.7 million, or $.45 per diluted share in 2007.  Operating ratio for the 2008 year was 99.6% compared with 102.3% in 2007.

For the quarter, income from operations improved $5.6 million over 2007.  Revenue decreased by 4.7% to $112.3 million from $117.9 million during the same quarter of 2007.  Net of fuel surcharges, revenue was $93.3 million in the fourth quarter of 2008, compared to $96.1 million in the 2007 quarter.  For the fourth quarter, the Company realized pre-tax income from operations of $812,000; however, on an after tax basis incurred a net loss of $201,000, or $.01 per diluted share compared to a net loss of $3.5 million, or $.21 per diluted share in the fourth quarter of 2007.  Operating ratio for the 2008 quarter was 99.8% compared with 104.6% for the fourth quarter of 2007.

President and Chief Executive Officer, Stoney M. (“Mit”) Stubbs, Jr. commented: “Despite the economic downturn and challenging freight industry in 2008,  I am proud of the management team and its effort to sustain positive operating results by posting a third consecutive quarter of income from operations.  While our results for the fourth quarter were not as strong as the two previous quarters which is not uncommon in a cyclical business such as ours, we did accomplish many things that we set out to achieve at the onset of the year.  Going into 2008, the direct focus of the management team was to execute to an aggressive turnaround plan aimed at restoring our business to profitability and the team delivered on that goal.

“One such strategy was to increase sales in our specialized freight services and our non-asset based intermodal business.  For the full year of 2008, intermodal revenue increased 157.6% while dedicated services revenue increased by 37.8%.  While revenue from our freight brokerage services fell short of 2007 levels we continue to make progress on developing carrier relationships and attracting new customers.  We remain optimistic that we will achieve an increase in the mix of non-asset based revenue in 2009 allowing us to leverage our asset-based business driving more revenue over less equipment.

“Asset productivity measured by revenue per truck per week increased 2.0% during the fourth quarter of 2008 compared to the year-ago quarter and was up 6.0% on a year-over-year basis.  A contributing factor to this improvement is our continued focus and discipline to drive volumes over our preferred freight network which drove our empty mile ratio down to 9.0% from 9.7% in 2007.  Pricing levels for truckload services remained relatively flat for both the fourth quarter and full year.  Freight rates for our less-than-truckload services increased 2.1% during the fourth quarter of 2008; however, decreased 1.6% as pricing pressures mounted due to excess capacity in the industry throughout 2008.  Our total trucks in service at the end of the year was 2,029 compared with 2,075 at the end of 2007.

“Total operating expenses decreased 9.1% for the quarter on a revenue decline of 4.7%.  Company driver salary expenses were up 11.9% during the fourth quarter of 2008 compared to the year-ago quarter while purchase transportation expenses decreased by 20.3% over the 2007 quarter.  Partially offsetting the decrease in purchased transportation expense is the growth in intermodal as more freight was transported via the rail.  Central to the strategy of growing our intermodal business was the installation and management of an internal drayage fleet which was fully implemented in the middle part of 2008.  We believe that by closely managing the day-to-day operations and utilizing our internal drayage fleet as opposed to relying on outside cartage services that often times prove costly, the net result will be improved services to our customers and increased operating margins.

“Regarding cost saving initiatives that we planned for going into 2008, we saw marked improvement in both non-driver headcount-related expenses as well as reductions in other fixed costs.  Our average trucks in service for the year decreased 4.5% to 2,027 from 2,122 during 2007.  Non-driver personnel decreased by five percent throughout 2008.

“The improvement in fuel and fuel taxes was primarily due to a decrease in the average cost of fuel compared with the fourth quarter of 2007.  We continue to implement fuel cost control measures throughout 2008 including utilization of our volume purchase arrangements with diesel suppliers and optimizing driver purchases at national fuel centers.  In addition, we realized improvements this year in fuel programs implemented to track and measure fuel consumption, idle time, and stop locations using opti-idle technology.  Diesel fuel expenses for the quarter decreased 17.1% over the 2007 quarter.

 “Claims and insurance expenses decreased 45.6% in the quarter and 34.3% for the year.  The decrease in expense is being driven by fewer claims as well as a significant non-recurring claim that occurred during the fourth quarter of 2007.  The Company continues to enhance safety awareness including an in-house program, safety incentive programs for the drivers, and computer-based and audio training.  As a direct result of these initiatives, our total accidents for 2008 decreased nearly 9% from a year ago.

“The market for used equipment remained soft during the fourth quarter of 2008 which attributed to the decrease of $556,000 in gain on sale of equipment in the quarter.  However, some equipment was re-deployed in the operations in support of the newly created drayage fleet as replacement cycles were altered.   Net capital expenditures for property and equipment this year was approximately $9.7 million.  Our balance sheet remains debt-free and healthy providing us with liquidity necessary to weather the economic down-turn in 2009.”

Mr. Stubbs concluded, “We accomplished many things in 2008 and our management team continues to build from momentum gained.  While many trucking analysts forecast one of the toughest freight economies in our recent history, we believe that we are well positioned for recovery when it turns.  In the meantime, we will continue to deliver on our value proposition of exceptional service, excellent customer follow-up, and delivery on capacity commitments.  I thank the entire FFE team for delivering positive results in a very difficult environment.”

Conference Call and Web Cast
FFEX will hold a telephonic conference call on March 5, 2009 at 10:00 am Central Time (11:00 am Eastern Time) to discuss the quarter and year end results. Individuals wishing to participate in the conference call may do so by dialing (888) 241-0558 for domestic (647) 427-3417 for international calls and entering the pass code 86303244 prior to the beginning of the call.  There will also be a live web cast of the conference call that can be accessed by clicking on the web cast icon http://www.ffex.net.  A replay of the web cast will be available on the company’s website for 30 days following the live web cast.

About FFEX
Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products.  Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload.  We also provide brokerage/logistics services, as well as dedicated fleets to our customers.  Additional information about Frozen Food Express Industries, Inc. can be found at the company's web site, http://www.ffex.net. To join our email alert list, please click on the following link: http://www.ffex.net/irpass.asp?BzID=1065&to=ea&s=0.  FFE’s common stock is traded on the Nasdaq Global Select market under the symbol FFEX.

Forward-Looking Statements
This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change.

Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission.  The company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31,

	(in thousands, except per-share amounts)
	Three Months		Twelve Months
	2008	2007	2008
	(Unaudited)	(Unaudited)	(Unaudited)	2007
Revenue	$112,330	$117,926	$490,536	$452,214

Costs and expenses
Salaries, wages and related expenses	32,097	31,794	128,621	128,895
Purchased transportation	24,633	30,922	117,774	114,138
Fuel	18,960	22,884	107,654	84,319
Supplies and maintenance	13,667	13,590	53,531	54,516
Revenue equipment rent	9,722	8,198	35,456	31,083
Depreciation	4,668	4,749	18,851	19,446
Communications and utilities	1,262	993	4,898	4,206
Claims and insurance	4,674	8,589	13,675	20,801
Operating taxes and licenses	1,003	1,190	4,434	4,740
Gains on disposition of equipment	(257)	(813)	(1,353)	(3,144)
Miscellaneous	1,707	1,242	4,941	3,743
Total operating expenses	112,136	123,338	488,482	462,743
Income (loss) from operations	194	(5,412)	2,054	(10,529)

Interest (income) and other expense
Interest income	(7)	(69)	(72)	(640)
Interest expense	31	50	140	50
Equity in earnings of limited partnership	(366)	(363)	(877)	(781)
Life insurance and other	(276)	253	(384)	776
	(618)	(129)	(1,193)	(595)

Pre-tax income (loss) from continuing operations	812	(5,283)	3,247	(9,934)
Income tax expense (benefit)	1,013	(1,742)	2,642	(2,264)
Net income (loss)	$(201)	$(3,541)	$605	$(7,670)

Net income (loss) per share of common stock
Basic	$(0.01)	$(0.21)	$0.04	$(0.45)
Diluted	$(0.01)	$(0.21)	$0.04	$(0.45)
Weighted average shares outstanding
Basic	16,761	16,748	16,715	17,187
Diluted	16,761	16,748	16,997	17,187

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Operating Statistics For the Three and Twelve Months Ended December 31, (Unaudited, except twelve months 2007 revenue)
	Three Months		Twelve Months
Revenue from [a] :	2008	2007	2008	2007
Truckload linehaul services	$52,387	$53,387	$214,348	$212,416
Dedicated fleets	6,081	5,808	24,609	17,861
Total truckload	58,468	59,195	238,957	230,277
Less-than-truckload (“LTL”) services	31,143	31,210	124,091	127,438
Fuel surcharges	19,020	21,868	109,144	73,391
Freight brokerage	2,513	4,120	13,142	15,586
Equipment rental	1,186	1,533	5,202	5,522
Total revenue	112,330	117,926	490,536	452,214

Operating expenses	112,136	123,338	488,482	462,743
Income (loss) from operations	$194	$(5,412)	$2,054	$(10,529)
Operating ratio [b]	99.8%	104.6%	99.6%	102.3%

Total truckload revenue	$58,468	$59,195	$238,957	$230,277
LTL revenue	31,143	31,210	124,091	127,438
Total linehaul and dedicated fleet revenue	$89,611	$90,405	$363,048	$357,715

Weekly average trucks in service	2,020	2,079	2,027	2,122
Revenue per truck per week [c]	$3,375	$3,309	$3,426	$3,233
Statistical and revenue data :
Truckload:
Truckload total linehaul miles [e]	39,565	40,477	162,689	162,672
Truckload loaded miles [e]	36,036	36,690	148,025	146,815
Truckload empty mile ratio [d]	8.9%	9.4%	9.0%	9.7%
Truckload linehaul revenue per total mile	$1.32	$1.32	$1.32	$1.31
Truckload linehaul revenue per loaded mile	$1.45	$1.46	$1.45	$1.45
Truckload linehaul shipments [e]	37.6	35.5	152.7	151.5
Truckload loaded miles per shipment	958	1,034	969	969
Less-than-truckload:
LTL Hundredweight [e]	2,095	2,144	8,492	8,582
Shipments [e]	67.6	69.0	273.0	277.2
LTL Linehaul revenue per hundredweight	$14.87	$14.56	$14.61	$14.85
Linehaul Revenue per shipment	461	452	455	460
Average weight per shipment	3,099	3,107	3,111	3,096

Tractors in service as of December 31			2,029	2,075
Trailers in service as of December 31			4,182	4,046
Non-driver employees as of December 31			855	900

Notes :
a)	Revenue is stated in thousands of dollars.
b)	Operating expenses divided by revenue.
c)	Total linehaul and dedicated fleet revenue divided by number of weeks in period divided by weekly average trucks in service.
d)	One minus the quotient of truckload loaded linehaul miles divided by truckload total linehaul miles.
e)	In thousands.

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Consolidated Balance Sheets As of December 31,
	(in thousands)
Assets	2008 (Unaudited)	2007
Current assets
Cash and cash equivalents	$1,308	$2,473
Accounts receivable, net	52,749	52,682
Tires on equipment in use, net	5,425	5,120
Deferred income taxes	2,666	2,978
Other current assets	10,822	14,607
Total current assets	72,970	77,860

Property and equipment, net	83,394	90,309
Other assets	5,822	5,500
Total assets	$162,186	$173,669

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$21,148	$25,301
Insurance and claims accruals	7,736	12,342
Accrued payroll and deferred compensation	4,396	5,998
Accrued liabilities	1,760	1,964
Total current liabilities	35,040	45,605

Long-term debt	-	-
Deferred income taxes	14,235	11,488
Insurance and claims accruals	6,460	9,317
Total liabilities	55,735	66,410

Shareholders' equity
Common stock, $1.50 par value per share; 75,000 shares authorized;
18,572 shares issued and outstanding	27,858	27,858
Additional paid-in capital	5,412	5,682
Retained earnings	87,103	88,515
	120,373	122,055
Treasury stock (1,813 and 1,921 shares), at cost	(13,922)	(14,796)
Total shareholders' equity	106,451	107,259
Total liabilities and shareholders’ equity	$162,186	$173,669